Exhibit 4.5

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of February 27, 2007 by and among TransOral Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the entities and individuals listed on Exhibit A attached hereto (the “Prior Investors”), and the entities and individuals listed on Exhibit B attached hereto (the “New Investors” and together with the Prior Investors, the “Investors”).

Recitals

A. The Prior Investors are party to that certain Amended and Restated Investor Rights Agreement dated as of October 25, 2005 (the “Prior Agreement”‘).

B. The New Investors have agreed to purchase from the Company, and the Company has agreed to sell to the New Investors, shares of the Company’s Series D Preferred Stock on the terms and conditions set forth in that certain Series D Preferred Stock Purchase Agreement of even date herewith by and between the Company and the New Investors (the “Purchase Agreement”).

C. It is a condition to the New Investors’ obligation to enter into the Purchase Agreement that this Agreement be executed by the parties hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. Registration Rights.

1.01 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Common Stock” means the Company’s Common Stock, $0.001 par value.

(d) “Convertible equity securities” or “equity securities” shall mean any of the Company’s securities.

(e) “Form S-3” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Holder” means any person owning of record Registrable Securities or any permitted assignee thereof in accordance with Section 1.12 hereof.

(g) “Preferred Holder” shall mean any person holding the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any permitted assignee of such person.

(h) “Initiating Holders” shall mean any Holders who in the aggregate possess more than forty percent (40%) of the Registrable Securities.

(i) “Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value, Series B Preferred Stock, $0.001 par value, Series C Preferred Stock, par value $0.001, and/or Series D Preferred Stock, par value $0.001.

(j) The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

(k) The term “Registrable Securities” means: (i) the Common Stock or other equity or convertible equity securities of the Company issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such securities identified in clause (i) or any securities issued upon conversion or exercise of such securities, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Section 1 are not assigned. A holder of Preferred Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Preferred Stock into Common Stock prior to the closing of any such registration. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof or under Rule 144 so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.16 below.

(l) The number of shares of “Registrable Securities then outstanding” shall be the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.02 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company file a registration statement under the 1933 Act with respect to shares of Registrable Securities having an expected aggregate offering price of at least Five Million Dollars ($5,000,000), the Company will:

(i) promptly give written notice of such request to all other Holders; and

(ii) subject to the limitations of Section 1.02(b), as expeditiously as reasonably possible, use its best efforts to effect such registration under the 1933 Act (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the 1933 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.02:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;

(B) Prior to the earlier of (i) two (2) years after the date hereof or (ii) six (6) months after the closing date of the Company’s first registered public offering of its stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction);

(C) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the closing date of, any registration statement pertaining to securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction); provided, however, that the Company is acting in good faith and using all reasonable efforts to cause such registration statement to become effective;

(D) After the Company has effected two (2) such registrations pursuant to Initiating Holders’ demand under this Section 1.02 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) registration requests which are subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth herein are no longer satisfied, unless, if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change); or

(E) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of

Directors it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed at such time, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 1.02 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not make such certification more than once every twelve (12) months.

Subject to the foregoing clauses (A) through (E) inclusive, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as expeditiously as reasonably possible after receipt of the request or requests of the Initiating Holders and in any event within one hundred twenty (120) days after receipt of such request.

(b) Underwriting. In the event that a registration pursuant to Section 1.02 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.02(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.02 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.02, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with a managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.02, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares, to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s market limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, shall be deemed a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares having registration rights owned by all entitles and individuals included in such “Holder” as defined in this sentence.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities held by such affected Holder shall be withdrawn from registration, and such withdrawn Registrable Securities shall not be transferred in a public distribution prior to one hundred twenty (120) days after the closing date of such registration, or such other shorter period of time as the underwriters may require, or as required by law. To the extent that any Registrable Securities are so withdrawn, all other Holders of Registrable Securities with rights under this Section 1.02 shall be eligible to substitute, on a pro rata basis of all Registrable Securities then eligible for registration under this Section 1.02, additional Registrable Securities for the withdrawn Registrable Securities.

1.03 Piggy-back Registration Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S- 8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or (iii) solely in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give each Holder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of each Holder given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 3.04, the Company shall, subject to the provisions of Section 1.08, use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein, subject in each case to limitations imposed by the managing underwriter(s) in any firm commitment securities offering.

1.04 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under the securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by the selling Holders pro rata, to the extent required by such jurisdiction if such Holders do not elect to withdraw from the registration after notice of such requirement.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing In such instance, Company shall use its best efforts to amend or supplement such prospectus to cure any such statement or omission so as to render such statement or omission not misleading.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any (and, if requested, to the selling Holders of the Registrable Securities being offered), and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

1.05 Furnish Information. In connection with any action pursuant to this Section 1, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities. In that connection, each selling Holder shall be required to represent to the Company that all such information which is given by such selling Holder is both complete and accurate in all material respects when made.

1.06 Definition of Expenses.

(a) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.02, 1.03 and 1.15 hereof, including, without limitation, all registration, filing and qualification fees, underwriters’ expense allowances, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and expenses (not to exceed $25,000 of one special counsel retained in connection with each such registration under Sections 1.02 and 1.03, and $10,000 of one special counsel under Section 1.15) by the Holders of the Registrable Securities being registered, blue sky fees and disbursements, and the expense of any special audits incident to or required by any registration pursuant to Section 1.02 (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(b) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities in the registration, all stock transfer taxes and all fees and disbursements of any additional special counsel (other than the special counsel provided for in Section 1.06(a) above) retained in connection with each such registration by the Holders of a majority of the Registrable Securities being registered.

1.07 Expenses of Registration. The Company shall bear all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.02, Section 1.03, and up to four (4) registrations pursuant to Section 1.15. All Selling Expenses shall be borne by the Holders of the securities so registered, pro rata on the basis of the number of shares so registered.

1.08 Underwriting Requirements in Piggy-back Registration. The right of any Holder to registration pursuant to Section 1.03 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company and reasonably acceptable to the holders of a majority of the Registrable Securities to be registered in such underwriting. Notwithstanding any other provision of Section 1.03 and this Section 1.08, if the underwriter determines that market factors require a limitation of the number of shares to be underwritten, the underwriter may (subject to the allocation priority and other limitations set forth below) exclude all Registrable Securities from such registration and underwriting; provided that such registration and underwriting does not include shares of any other selling stockholders. Notwithstanding anything to the contrary herein, no reduction shall be made with respect to securities offered by the Company for its own account in connection with the Company’s initial registered public offering under Section 1.03. In any subsequent offering under Section 1.03, the Registrable Securities registered by the Holders for their own account pursuant to such offering may not be reduced below thirty percent (30%) of the shares included in such offering. The Company shall so advise all persons requesting registration, and the number of shares of securities that may be included in the registration and underwriting shall be allocated in the following manner: first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement and third, to any other selling stockholder. The number of shares that may be included in the registration and underwriting shall be allocated among the Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons, shall be deemed a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares having registration rights owned by all entities and individuals included in such “Holder” as defined in this sentence. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and in such case, all participating Holders selling Registrable Securities in such underwriting shall have the right to substitute, on a pro rata basis of all Registrable Securities held by all participating Holders, additional Registrable Securities for the withdrawn Registrable Securities.

1.09 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company’s indemnity contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by any such Holder, or such Holder’s officers, directors or partners, underwriter, or controlling person. The indemnity provided for in this Section 1.10(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such seller, underwriter, participating person or controlling person and shall survive transfer of such securities by such seller.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, and any other Holder selling securities in such registration statement or any of its partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly stated in a writing for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, the total liability of any kind of each Holder under this Section 1.10 shall be limited to an amount equal to the net proceeds from the public offering price of the shares sold by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any indemnified party makes a claim under this Section 1.10 or any controlling person of such indemnified party makes such a claim but it is judicially determined (by entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.10 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such person seeking indemnity under the terms of this Section 1.10; then, and in each such case, the Company and such person will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such person shall be required to contribute any amount (taken together with any amounts provided by such person pursuant to Section 1.10(b) hereof) in excess of the net proceeds from the public offering price of all such Registrable Securities sold by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the closing date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit any Holder to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of such securities: (i) if such transferee or assignee was a Holder of Registrable Securities hereunder prior to such transfer; (ii) if such transfer is made in connection with the transfer of all Registrable Securities held by the transferor; (iii) if such transferee or assignee acquires at least 1,000,000 shares (subject to stock splits, stock dividends, recapitalizations and the like) of the Registrable Securities; (iv) to any affiliate of, or entity under common investment management with, such Holder as defined in Section 2.01 (which shall include any charitable foundation created by or at the direction of, and exclusively sponsored by, such Holder, or any benefit plan maintained by or on behalf of such Holder’s employees); (v) to any family member or trust established for the benefit of an individual Holder; or (vi) in connection with a distribution by such Holder to any partner, member, former partner, or member or the estate of such partner or member provided in each case that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that such assignment shall be effective only if following such transfer the transferee is bound by the terms and conditions of this Agreement and such transfer of any Registrable Securities is lawful under all applicable securities laws. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including family members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (i) allow such holder or prospective holder to include such securities in any registration filed under Sections 1.02, 1.03 or 1.15 hereof if such inclusion would adversely affect the rights of any Holder of Registrable Securities hereunder; (ii) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (iii) otherwise be in conflict with the terms hereof; provided however, the Company may grant subsequent registration rights to any person or entity if (x) such rights (including stand-off obligations) are granted in connection with the issuance of up to 1,000,000 shares of capital stock of the Company (subject to stock splits, stock dividends, recapitalizations and the like) pursuant to technology transfers, equipment financing or leasing arrangements, or in connection with strategic partnering transactions approved by the Company’s Board of Directors and are on a pari passu basis with the registration rights of the Registrable Securities, or (y) such new registration rights, including standoff obligations, are subordinate to those registration rights granted Holders hereunder. Notwithstanding the foregoing, any grant of such subsequent registration rights by the Company under (x) or (y) above shall require the approval of the Company’s Board of Directors (which shall include one of the Series C Directors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation)).

1.14 “Market Stand-off” Agreement. Each Holder agrees, so long as such Holder holds any of the Company’s outstanding voting equity securities, in connection with the Company’s initial underwritten public offering of the Company’s securities that, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock (or other securities) of the Company (other than those securities included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the closing date of such registration as may be requested by the underwriters (or such other period as may be requested by the Company or an underwriter solely to the extent required to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, however, that such covenants shall apply only if (i) all of the executive officers and directors of the Company who own stock of the Company and (ii) each stockholder owning more than one percent (1%) of the Company’s shares also agree to such restrictions on any shares not being registered in such offering. The foregoing restriction shall not apply to a registration relating solely to employee benefits plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. No waiver of the provisions of this Section 1.14 shall occur unless on a pro rata basis for all persons subject to such Section.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

1.15 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (or any similar successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Initiating Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.15: (i) if the Company is not qualified as a registrant entitled to use Form S-3 (or the applicable successor form); (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000); (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.15, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a consent to the service of process in effecting such registration, qualification or compliance; or (v) if the Company has already registered Registrable Securities on a Form S-3 two (2) or more times in any twelve-month period, which registration has been declared effective by the SEC.

Subject to the foregoing, the Company shall file and use its best efforts to bring effective a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

1.16 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.02, 1.03 and/or 1.15 with respect to any request or requests made by any Holder after the date which is five (5) years following the date of the consummation of a “Qualified Offering” as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect from time to time. In addition, a Holder’s registration rights under Sections 1.02, 1.03, and/or 1.15 shall expire if (i) the Company has consummated a Qualified Offering and is subject to the provisions of the 1934 Act and all Registrable Securities then held by and issuable to such Holder (and its affiliates) may be sold under Rule 144 during any ninety (90) day period, or (ii) with respect to any Holder, at such time as such Holder holds less than 1,000,000 shares of Registrable Securities (subject to stock splits, stock dividends, recapitalizations and the like) at such time as all Registrable Securities of such Holder may be sold under Rule 144(k). In the event that a Holder’s ability to so utilize Rule 144 ceases (through no fault of such Holder), then such

Holder’s registration rights under Sections 1.02, 1.03, and/or 1.15 shall re-commence for the remaining portion of the aforementioned five-year period.

2. Affirmative Covenants and Rights of First Offer.

2.01 Right of First Offer.

(a) Each Investor (including its “affiliates,” which term, for the purposes of this Agreement shall be deemed to include all affiliated entities or persons of such Investor, such as, but not limited to, entities or persons under common investment management or common control) who owns at least five hundred thousand (500,000) shares of Preferred Stock of the Company (as adjusted after the date hereof for subsequent stock splits, recombinations or reclassifications) (a “Major Investor”) shall have the right of first offer (the “Right of First Offer”) to purchase a pro rata portion (for these purposes, pro rata shall mean the ratio that an Investor’s holdings of Preferred Stock bears to all Investors’ holdings of Preferred Stock, each as calculated assuming full conversion of Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants for Preferred Stock) of any Shares (as defined below) the Company’s Board of Directors proposes to be issued by the Company to any third party, on the same terms and conditions offered to such third party. For the purposes of this Section 2, “Shares” shall mean any equity securities and convertible equity securities, including any unexercised warrants, options or other rights or any equity securities or securities convertible, with or without consideration, into equity securities (including any option to purchase such a convertible security and any security carrying any warrant or right to subscribe to or purchase any equity securities or convertible securities) which the Company proposes to issue for cash consideration to such third party or parties (including, but not limited to, one or more Investors). For purposes of this Section 2.01, the term Major Investor includes any general partners, managing members and affiliates (including related or successor funds) of a Major Investor.

(b) For purposes hereof, the Right of First Offer shall not apply to and the term Shares shall not be deemed to include: (i) Common Stock issuable upon conversion of the Preferred Stock, (ii) the issuance and sale of, or the grant of options to purchase shares of Common Stock to employees, advisors, directors, officers or consultants of the Company (or any subsidiary thereof) pursuant to any stock option plan or stock purchase plan as may be approved by the Company’s Board of Directors (including at least one of the directors appointed by the holders of the Series C Preferred Stock), (iii) securities issuable upon exercise of options, warrants or convertible securities outstanding on the date hereof, (iv) the issuance of the Company’s equity securities or convertible equity securities issued in connection with any stock split, stock dividend, reorganization or recapitalization of the Company, (v) the issuance of the Company’s securities in connection with equipment lease financing arrangements, credit agreements, debt financings, or similar debt transactions for primarily other than equity financing purposes approved by the Company’s Board of Directors (including at least one of the directors appointed by the holders of the Series C Preferred Stock), (vi) the issuance of the Company’s securities in connection with the acquisition of patents or technology or the acquisition, merger, consolidation, or other business combination by the Company of a bona fide commercial operating entity, the terms of which have been approved by the Company’s Board of Directors (including at least one of the directors appointed by the holders of the Series C Preferred Stock), (vii) the issuance of the Company’s securities in connection with bona fide corporate partnering transactions, strategic alliances, join ventures or similar transactions approved by the Company’s Board of Directors (including at least one of the directors appointed by the holders of the Series C Preferred Stock), or (viii) the issuance of Common Stock of the Company in connection with a Qualified Offering as defined herein.

2.02 Notification. After giving each Major Investor a written notice containing all the terms and conditions of any proposed issuance of any Shares for cash consideration as described in Section 2.01, the Company shall afford each Major Investor the opportunity to purchase its pro rata portion thereof as set forth in Section 2.01 by notifying the Company during a period of not less than fifteen (15) days after the date of Company’s giving such notice. If the Investors do not notify the Company they intend to exercise their Section 2.01 rights in full to purchase the offered Shares within such fifteen (15) days, then the Company shall notify in writing those Major Investors who have exercised or notified the Company they intend to exercise their rights in full (“Second Notice”). For fifteen (15) days after receiving the Second Notice, such Major Investors shall have the right to purchase on a pro rata basis, all the remaining unpurchased Shares being offered by the Company. For purposes of the Second Notice, any participating Major Investor shall have the right to purchase that portion of the remaining unpurchased Shares in the ratio that such Major Investor’s holdings of Preferred Stock (on the same fully diluted Common Stock basis described above) bear to the Preferred Stock holdings of all Major Investors offered participation under the Second Notice. If all the remaining unpurchased Shares are not subscribed for by the participating Major Investors as described in the immediately preceding sentence under the Second Notice, then all participating Major Investors purchasing their pro rata share shall, as among themselves only, have the further right to purchase all the remaining unpurchased Shares (on the same pro rata basis). Thereafter, if any remaining Shares remain unpurchased, without further offering said Shares to any Major Investor, the Company may thereafter sell to a third party or parties for a period of ninety (90) days any of such Shares not purchased on the same terms and conditions as same were offered to each Major Investor. All rights granted under Section 2.01 shall expire immediately prior to the effective date of any Qualified Offering.

2.03 Continuing Covenants of the Company.

(a) Delivery of Financial Statements.

(1) The Company shall deliver to each Major Investor:

(i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited balance sheet for such fiscal year, an audited income statement of the Company as of the end of such year (with audits of both the balance sheet and the income statement performed by an accounting firm selected by the Company’s Board of Directors (including at least one of the directors appointed by holders of the Series C Preferred Stock)), and a schedule as to the sources and applications of funds for such year, such audited year-end financial reports to be in reasonable detail, prepared in accordance with United States generally accepted accounting principles (“GAAP”);

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each month, an unaudited balance sheet and income statement as of the end of such month, in reasonable detail and prepared in accordance with GAAP, a current capitalization table, and a written report detailing cash flow and variance to budget, compliance analysis of bank loan covenants and significant developments of the Company within such month;

(iii) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year, the annual budget and business plan for the Company for the next succeeding fiscal year; and

(iv) such other reasonable information relating to the financial condition, business, prospects or corporate affairs of the Company as Major Investor deems reasonably necessary; provided, however, that, solely with respect to the documents contemplated by this subsection (iv), the Company shall not be obligated to provide information which it deems in good faith to be proprietary or which, in the Company’s reasonable discretion, it would be unduly expensive or time-consuming to prepare (in which case, the Company shall make such information available to such Major Investor or assignee at such person’s expense). As a condition to the receipt of confidential information provided pursuant to this subsection (iv), the Company may request that the Company and the Major Investor receiving such information enter into a non-disclosure agreement. Any such agreement shall be reasonably acceptable to Company and Major Investor and shall be no less favorable to the Major Investor than any other non-disclosure agreement entered into pursuant to this section. No agreement shall be required or otherwise applicable to receipt of information by a director of the Company elected by any Preferred Stock voting as a single class or series.

(2) Any Investor to whom the Company is not obligated to transmit the materials and information as set forth in Section 2.03(a) above, shall receive from the Company audited financial statements of the Company as described in Section 2.03(a)(l) (i) at the same time as such are distributed to Investors pursuant to Section 2.03(a)(l).

(b) Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided that the Company shall not be obligated pursuant to this Section 2.03(b) to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, nor to provide any such information in the absence of a confidentiality agreement under reasonable terms.

(c) Vesting of Compensatory Stock and Options; Other Terms Applicable to Employee Stock Purchases. Unless otherwise approved by the Board of Directors, the Company shall issue all compensatory stock grants and options to employees and consultants in accordance with the following schedule: for any Company employee or consultant, such employee or consultant shall work at or for the Company for a period of at least one year before any such options or stock shall vest, at which point vesting shall be for twenty-five percent (25%) of such options or stock granted; thereafter, l/48th of the original grant amount shall vest ratably on a monthly basis over the next thirty-six months of such person’s employment or consulting engagement, provided that, for any portion of the stock or options to vest, the recipient shall have worked during the applicable vesting period. In addition, absent the unanimous approval of the Board of Directors: (i) the Company shall have the right to repurchase at the purchase price paid all unvested shares issued upon early exercise of any option or stock grant; and (ii) all Common Stock shares issued for compensatory purposes shall be issued subject to bylaws and/or contractual provisions enabling the Company to exercise a right of first offer in the event of a proposed transfer by the purchaser (other than for estate planning, intra-family gift, or similar transfers).

(d) Standard Confidentiality and Non-Solicitation Agreement Form(s). The Company shall cause each of its existing and future employees and consultants to execute Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement substantially in the form(s) attached as an Exhibit F to the Purchase Agreement, which shall provide for, among other things, non-solicitation of the Company’s employees for other employment during a one year period after such consultant or employee has terminated his consulting or employment engagement at the Company and assignment of all proprietary rights to the Company for work performed while employed at the Company, subject to standard exceptions.

(e) Directors and Officers Insurance. Upon a determination by the Company’s Board of Directors that such insurance is economically feasible, the Company will obtain and maintain a directors and officers insurance policy (which includes coverage of the affiliated funds of a director) of at least $2,000,000, and immediately prior to the Company’s first registered public offering, will obtain a directors and officers insurance policy of at least $5,000,000.

(f) Observation Privileges. A designee of each of [NEA] (“NEA”), BioAsia Investments IV, LLC (“BioAsia”) and Peninsula Equity Partners SBIC, L.P. (“Peninsula”) may attend and observe all meetings of the Board and any committee thereof in a nonvoting capacity, and each shall receive Notice of all meetings and copies of all other materials distributed to the Board and members of any committee thereof in accordance with the appropriate provisions of the Company’s by-laws as if each such designee were a director of the Company or the relevant committee of such Board. Each of NEA, BioAsia and Peninsula agrees, and shall cause its designee to agree, to hold in confidence and trust and not use (other than for the purposes of monitoring its investment) or disclose any confidential information provided to or learned by it in connection with its rights under this Agreement, provided, however, that the Company reserves the right to withhold any information and to exclude such designee from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets to such Investor or its representative; or (iii) access to such information or attendance at such meeting could result in a bona fide conflict of interest between such Investor or its representative and the Company or its counsel. The rights described herein shall terminate and be of no further force or effect as to NEA, BioAsia and/or Peninsula, at any time that NEA, BioAsia and/or Peninsula, as the case may be no longer holds at least 250,000 shares of Preferred Stock of the Company, or shares of Common Stock of the Company issued upon conversion of its shares of Preferred Stock of the Company (as adjusted after the date hereof for subsequent stock splits, recombinations or reclassifications). The confidentiality provisions hereof will survive any such termination of this Section.

(g) Travel Expenses. The Company will reimburse each member of the Company’s Board of Directors for documented reasonable out-of-pocket costs incurred for travel to attend meetings of the Board.

(h) “Key Man” Life Insurance. Upon a determination by the Company’s Board of Directors that such insurance is economically feasible, the Company will obtain and maintain a “Key Man” life insurance policy for Glenn A. Oclassen of at least $5,000,000, with the Company as the beneficiary.

2.04 Termination. The covenants set forth in this Section 2 shall terminate and be of no further force or effect upon the consummation of a Qualified Offering. The covenants set forth in Section 2.03(a), 2.03(b) and 2.03(f) shall also terminate when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, if this occurs prior to a Qualified Offering.

3. General Provisions.

3.01 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement.

3.02 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

3.03 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

3.04 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of personal delivery or confirmed facsimile to the party to be notified or actual delivery after deposit with a recognized courier or delivery service or four (4) business days after deposit with the United States post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address or confirmed facsimile number indicated for such party on the signature page hereof and, if such person holds the Company’s securities, also at such person’s address on the stock registry of the Company, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.05 Captions. Captions are provided herein for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

3.06 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

3.07 Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

3.08 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

3.09 Waiver. Any party hereto may, as to itself, by a writing signed by an authorized representative of such party: (i) extend the time for the performance of any of the obligations of another party; (ii) waive any inaccuracies in representations and warranties made by another party contained in this Agreement or in any documents delivered pursuant hereto; (iii) waive compliance by another party with any of the covenants contained in this Agreement or the performance of any obligations of such other party; or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement, unless it so provides by its terms.

3.10 Entire Agreement. This Agreement (together with its Exhibits and the other documents referred to herein) is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding of the parties with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject (including without limitation the Prior Agreement).

3.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws rules or provisions. The parties hereto hereby agree that all actions and proceedings arising directly or indirectly hereunder shall be exclusively litigated in state courts having situs within the State of California. The parties hereby expressly consent to the jurisdiction of any local, state or federal court located within such state and county, and to service of process in such action or proceeding by personal service upon the parties wherever they may be located, or by certified or registered mail directed to each such party at such party’s last known address.

3.12 Binding on Heirs, Successors and Assigns. Except for the registration rights the transfer of which are governed under Section 1.12, this Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto. Any Investor may assign its rights under Section 2.01, 2.02, 2.03(a), and/or 2.03(b) to any “affiliate” of such Investor (as affiliate is defined in Section 2.01).

3.13 Survival. The respective representations and warranties given by each of the parties, as contained herein, shall survive without regard to any investigation made by any party. All statements as to factual matters contained in any certificates, exhibits or other instruments delivered by or on behalf of any party pursuant to the terms hereto or in connection with the transactions contemplated hereby shall be deemed, for all purposes, to constitute representations and warranties by such party under the terms of this Agreement given as of the date of such certificate or instrument.

3.14 Amendment. Any provision of this Agreement may be amended or the observance thereof may be waived upon the written consent of the Company and the Holders of at least two-thirds (2/3) or more of the Registrable Securities then outstanding. Section 2.03(f) shall not be amended or waived in regards to the rights of NEA thereunder without the prior written consent of NEA. In the event that an amendment or waiver shall adversely affect the rights of an Investor hereunder in a manner different than the other Investors, such amendment or waiver shall also required the prior written consent of such adversely affected Investors holding a majority of the Registrable Securities held by all such adversely affected Investors. Any amendment or waiver effected in accordance with this Section 3.14 shall be binding upon each Holder of any Registrable Securities then outstanding (including securities into which such securities are convertible), each future Holder of all such Registrable Securities and the Company.

3.15 Effectiveness; Amendment and Restatement of Prior Agreement. This Agreement shall become effective upon the later to occur of (a) its execution by (i) holders of at least a majority of the Registrable Securities as defined in the Prior Agreement, (ii) the Company and (iii) the New Investor(s) and (b) the first closing of the sale of the Series D Preferred Stock under the Purchase Agreement. Upon effectiveness of this Agreement, the Prior Agreement shall be amended and restated in its entirety as set forth herein.

3.16 Additional Parties. Subject to Section 1.13 herein, if, after the effective date hereof, the Company desires to add a new party hereto which party has purchased Registrable Securities, the sale of which was approved by the Board of Directors (which shall include one of the Series C Directors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation)), such party may be added only with the written consent of the Company and such party without requiring the written consent of the Holders of a majority in interest of the Registrable Securities then outstanding. Notwithstanding the foregoing, Holders purchasing shares of Series D Preferred Stock pursuant to the Purchase Agreement in a Closing after the initial Closing (as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder.

3.17 Aggregation of Stock. All shares of the Company’s capital stock held or acquired by any affiliate of any Investor shall be aggregated with those held or acquired by such Investor for the purpose of determining the availability of or discharge of any rights of such Investor hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY	TRANSORAL PHARMACEUTICALS, INC.

	By:	/s/ Glenn A. Oclassen
Glenn A. Oclassen, President and Chief
Executive Officer

[Signature Page – Amended/Restated IRA]

INVESTORS:

BIOTECHNOLOGY DEVELOPMENT FUND IV, L.P.

By:	BioAsia Investments IV, LLC, its General Partner

By:	/s/ Frank Kung
Frank Kung, Managing Member

BIOTECHNOLOGY DEVELOPMENT FUND IV AFFILIATES, L.P.

By:	BioAsia Investments IV, LLC, its General Partner

By:	/s/ Frank Kung
Frank Kung, Managing Member

BIOASIA CROSSOVER FUND, L.P.

By:	/s/ Frank Kung
Frank Kung, Managing Member of
BioAsia Investments IV, LLC
Its General Partner

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ David Day
David Day

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Michael Day
Michael Day

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Ronald Day
Ronald Day

[Signature Page – Amended/Restated IRA]

INVESTORS:

HAMILTON BIOVENTURES, L.P.

By:	Hamilton BioVenture Partners, LLC, its General Partner

By:	/s/ Elliot Parks
Elliot Parks, Managing Director

[Signature Page – Amended/Restated IRA]

INVESTORS:

MONTREUX EQUITY PARTNERS II SBIC, L.P.

By:	Montreux Equity Management II SBIC, LLC, its General Partner

By:	/s/ Daniel K Turner III
Daniel K Turner III, Managing Member

MONTREUX EQUITY PARTNERS III SBIC, LP

By:	Montreux Equity Management III SBIC, LLC, its General Partner

By:	/s/ Daniel K Turner III
Daniel K Turner III, Managing Member

MONTREUX IV ASSOCIATES, LLC

By:	Montreux Equity Management IV, LLC, its General Partner

By:	/s/ Daniel K Turner III
Daniel K Turner III, Managing Member

[Signature Page – Amended/Restated IRA]

INVESTORS:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership
By:	NEA 12 GP, LLC

By:	/s/ Eugene A. Trainer III
Manager

NEA VENTURES 2007, LIMITED PARTNERSHIP

By:	/s/ Lewis S. Citron
its vice president

[Signature Page – Amended/Restated IRA]

INVESTORS:

PENINSULA EQUITY PARTNERS SBIC, L.P.

By:	/s/ Greg Ennis
Greg Ennis, Member of General Partner

PENINSULA EQUITY PARTNERS L.P.

By:	/s/ Greg Ennis
Greg Ennis, Member of General Partner

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Jerrold Petruzelli
Jerrold Petruzelli

MICHAEL VICTOR PETRUZELLI TRUST

By:	/s/ Jerrold Petruzelli
Jerrold Petruzelli, Trustee

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Bhavna Singh
Bhavna Singh

[Signature Page – Amended/Restated IRA]

INVESTORS:

THE THOMAS P. SOLOWAY REVOCABLE
FAMILY TRUST

By:	/s/ Thomas Soloway
Thomas Soloway, Trustee

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Balraj C. Taneja
Balraj C. Taneja

[Signature Page – Amended/Restated IRA]

INVESTORS:

NEW LEAF VENTURES I, L.P.

By:	New Leaf Venture Management I, L.P.
Its:	General Partner

	By:	New Leaf Venture Management I, L.L.C.
	Its:	General Partner

	By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

[Signature Page – Amended/Restated IRA]

INVESTORS:

INTERWEST PARTNERS IX, L.P.

By:	InterWest Management Partners IX, LLC
Its:	General Partner

By:	/s/ Chris Ehrlich
Chris Ehrlich, Venture Member

[Signature Page – Amended/Restated IRA]

INVESTORS:

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JR. UNIVERSITY (DAPER1)

By:	/s/ Martina Poquet
Name:	Martina Poquet
Title:	Director, Separate Investments

[Signature Page – Amended/Restated IRA]

INVESTORS:

THE ST. ROY TRUST DATED JANUARY 27, 2006

By:	/s/ Gary H. Stroy, Trustee
Gary H. Stroy, Trustee

[Signature Page – Amended/Restated IRA]

INVESTORS:

/s/ Eliot M. Fried
Eliot M. Fried

[Signature Page – Amended/Restated IRA]

INVESTOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JR.
UNIVERSITY (SBST-LS)

By:	/s/ Martina Poquet
Martina Poquet, Director -
Separate Investments

[Signature Page – Amended/Restated IRA]

INVESTOR:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Scott Harvey
Scott Harvey, Chief Legal Officer

[Signature Page – Amended/Restated IRA]

INVESTOR:

THE KILEY REVOCABLE FAMILY TRUST

By:	/s/ Thomas D. Kiley
Thomas D. Kiley, its Trustee

By:	/s/ Nancy L. Kiley
Nancy L. Kiley, its Trustee

[Signature Page – Amended/Restated IRA]

Exhibit A

Prior Investors

Bashir Ahmad

Biotechnology Development Fund IV Affiliates, LP

Biotechnology Development Fund IV, LP

Robert Almond

Aryra Bhattacherjee

David Day

Michael Day

Ronald Day

Sanjiv Dhawan

Rosalyn Docena & Sanjeev Singh

Eliot Fried

Rajesh & Rajni Gupta

Harlan Flatjord

Hamilton Apex Technology Ventures, LP

Hamilton BioVentures, L.P.

InterWest Partners IX, L.P.

Rick & Diane Kautzer

Vimal Kumar

Itaf Matta

Virender Mehata

The Virender & Indra Mehta Family Trust

Montreux Equity Partners II SBIC, LP

Montreux Equity Partners III SBIC, LP

Glenn A. Oclassen

Jayesh & Sonal Patel

Peninsula Equity Partners, LP

Peninsula Equity Partners SBIC, LP

Nathan & Hillary Peters

Michael Victor Petruzelli Trust

Jerrold Petruzelli

Robert & Linda Reese

Madhukar & Srivara Reddy

Rahul Roy

Pushp & Sugathri Sharma

Bhavna Singh

Chhaya Singh

Mahendra Singh

Pooja Singh

Surandra & Jayashree Singh

Sharad K. Singh

Sujay Kumar Singh

Vaishali Singh

The Thomas Soloway Revocable Family Trust

Balraj Taneja

Sunil Tomar

Exhibit B

New Investors

Biotechnology Development Fund IV, LP

Biotechnology Development Fund IV Affiliates, LP

BioAsia Crossover Fund

David Day

Michael Day

Ronald Day

Eliot Fried

Hamilton BioVentures, LP

Hercules Technology Growth Capital, Inc.

InterWest Partners IX, L.P.

The Kiley Revocable Family Trust

Montreux Equity Partners SBIC II, LP

Montreux Equity Partners SBIC III, LP

Montreux IV Associates, LLC

New Enterprise Associates 12, Limited Partnership

NEA Ventures 2007, Limited Partnership

New Leaf Ventures I, L.P.

Peninsula Equity Partners SBIC, LP

Jerrold Petruzzelli

Michael Victor Petruzzelli Trust

Bhavna Singh

The Thomas P. Soloway Revocable Family Trust

The Board of Trustees of the Leland Stanford Jr. University (DAPER1)

The Board of Trustees of the Leland Stanford Jr. University (SBST-LS)

The St. Roy Trust dated January 27, 2006

Balraj C. Taneja